Exhibit 107

Calculation of Filing Fee Tables

Post-Effective Amendment No. 1 to Form S-3

(Form Type)

Curis, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities			(1)	(1)	(1)	—	$—
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share			(1)	(1)	(1)	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.01 per share			(1)	(1)	(1)	—	—
Fees to Be Paid	Other	Units (2)			(1)	(1)	(1)	—	—
Fees to Be Paid	Other	Warrants			(1)	(1)	(1)	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	457	(o)	(1)	(1)	$250,000,000 (1)	.0000927	$23,175
Fees Previously Paid	Equity	Common Stock, par value $0.01 per share	457	(r)	—	—	$100,000,000 (3)		$10,910	(3)	—	—	—	—
	Total Offering Amounts						$250,000,000		$23,175
	Total Fees Previously Paid								$10,910	(3)
	Total Fee Offsets								—
	Net Fee Due								$13,905	(3)

(1)

Pursuant to Instruction 2.A(iii)(b) of Item 16(b) of Form S-3, this information is not required to be included. An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder, as shall have an aggregate initial offering price not to exceed $250,000,000, including shares of common stock with an aggregate offering price of $100,000,000 previously registered under this registration statement on March 16, 2021 pursuant to the sales agreement prospectus included herein (the “previously registered shares”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. In addition, the total amount to be registered and the proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)

Units may be issued under a unit agreement and will represent an interest in one or more securities registered hereby including shares of common stock or preferred stock, debt securities or warrants, in any combination, which may or may not be separable from one another.

(3)

The Net Fee Due relates to the additional $150,000,000 of securities to be sold by the registrant registered hereunder. As a result, a registration fee of $13,905 is being paid herewith. A registration fee of $10,910 was previously paid with respect to the previously registered shares with an aggregate offering price of $100,000,000, all of which remain unsold.